EXHIBIT 99.1
Good afternoon, I am Joe Steinberg, Chairman of HomeFed Corporation. Welcome to the 2010 annual shareholders meeting. Please allow me to introduce HomeFed’s directors and officers.

When we held this meeting last year, HomeFed was mostly in hibernation while the world was in the midst of a great recession. Banks have been given support in the form of free money and accommodating regulatory policies but the economy has not picked up much momentum.  Those banks and investors with bad deals on their hands have been able to push their problems into the future by extending and pretending. Homeowners with too much debt don’t have that luxury.

The state and federal tax credits available to homebuyers were undoubtedly helpful to homebuilders and to buyers which has cleared builder inventory.

Through a change in the tax law, homebuilders were able to reap enormous tax refunds which repaired their battered balance sheets. Many national builders now have over $1 billion of cash on their balance sheets. This cash cushion and low inventory has given them courage to aggressively seek new lot purchases. As a result, we were able to enter into several sales at decent prices.

HomeFed is continuing to develop its existing projects and is searching for new ones. Financially, HomeFed continues to be healthy. For the year ended December 31, 2009, HomeFed had $14.9MM of revenue and $11.4MM of expenses for a net income from operations of $3.5MM. For the six months ended June 30, 2010, HomeFed had $3.2MM of revenue and $6.9MM of expenses for a loss from operations of $3.7MM.

With that overview, please allow me to give a more detailed update with regard to our primary assets.

Late last summer, builders again became interested in buying lots at the San Elijo project and were gradually raising their offers. By the end of 2009, they had pushed their offers to the point where we became sellers of some of our inventory. In December, we sold a neighborhood to a national builder who recently completed models and is actively selling homes, albeit substantially below peak prices.

Subsequently, three other neighborhoods went into contract with builders and are expected to close in the 4th quarter of 2010 or the 1st quarter of 2011. After these transactions close, San Elijo will have 325 single family lots and 33 multifamily units, mostly our best and most expensive lots. We are hopeful that our contracted deals will close, but we remember our experience in 2006 when all of our builders dropped their earnest money deposits in the face of the financial crisis. In the event of a double dip recession, this could happen again. For reference, our currently contracted lot prices are about 30-40% below where they were during the peak bubble years of 2004 to 2006. In turn, home prices in San Elijo are down about 30% from the peak.

We have received offers for some of the other lots at San Elijo, but none that are compelling enough to warrant action. At this time, we want to make sure that we maintain the right product segmentation to maximize absorption and profits for the owners.

At this time last year, we were in the final stages of finishing Phase One of the San Elijo Towncenter. We have sold 8 of the 12 residential units and 8 of the 9 retail spaces are leased and open for business. We expect to complete the rest of the sales and leasing this year. The financial returns from this phase were lousy, but given the time at which this project reached the market we feel we did pretty well.

Phase Two of the Towncenter is still a work in progress. We won’t dare predict when Phase Two will commence or what it will look like.

In December, our San Elijo minority shareholders will receive their final debt repayment, which had a balance due of $7.8MM at June 30, 2010. These shareholders led by Byron White and Irl Robinson have been terrific partners and we hope to share further profit distributions with them.

In Chula Vista, we own 2,800 acres within the Otay Ranch. As part of an agreement signed in 2008, the City of Chula Vista agreed to process our entitlements within two years of our submitting a complete application. Though the City is behind schedule a bit we are making good progress. We don’t anticipate any insurmountable entitlement hurdles at this point, but we haven’t forgotten that we are in California where entitlement delays are as frequent and unexpected as earthquakes. Eventually, we hope to have approvals for up to 6,050 units and 1.8 million square feet of commercial development.

Last year the 9th Circuit Appeals Court dismissed our lawsuit requesting that the former owners and operators contribute to the clean-up cost of the former shooting range that we own in Chula Vista on the grounds that our claims were not ripe for judicial review. We disagree with the ruling and are now seeking compensation from the same parties in the San Diego County Superior Court. In the meantime, we have a substantial reserve for the estimated clean-up cost.

Further north, HomeFed owns approximately 1,500 acres of land in Madera County, near Fresno.  When we purchased the vineyard in 2003, we had ambitions to develop a master planned community on the site. Since that time we have farmed, litigated with a pesky former owner, and farmed some more. Most of us prefer farming. Luckily, we are growing low-priced commodity grapes and the prices have held up nicely. The vineyard is currently expected to generate a modest return on investment subject of course to the usual farming risks. The litigation with the former owner was settled last year. In the near term, we are going to evaluate our development options and also the possibility of selling the property as a vineyard.

HomeFed currently has approximately $60MM of cash and investments, which is just a fancy description for cash and government securities. Like many of you with your personal bank accounts, we are pained to accept the low yield on these funds, but we are not willing to take Mr. Bernanke’s bait to invest in riskier assets. We will need our cash to develop Otay and to hopefully purchase another San Elijo type project. For the time being, we are doing our part to help the banks earn their way out of trouble, but we are being paid little for this favor.

HomeFed has followed a peculiar path for a real estate company. We have eschewed debt and remain lightly leveraged, so far a successful formula.

Economics has often been criticized as a dismal science. We think it is a miserable science and we aren’t any better at forecasting than the next guy. Our country is in a fiscal mess and we will be digging ourselves out of a debt hole for many years to come. We hope this does not result in a decade or more of stagnation.

On the bright side our population is growing and we should not underestimate the American spirit and ingenuity to work through these problems. To persevere will take time and money. Luckily we have both.